                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Panhandle Eastern Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Robert W. Reed
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                         PANHANDLE EASTERN CORPORATION
                                                                  March 11, 1994

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Panhandle Eastern Corporation, on Wednesday, April 27, 1994, at 10:00 a.m., in the Ballroom of the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas.

     Information about the business of the meeting is set forth in the formal meeting notice and the Proxy Statement on the following pages. In addition, I will discuss the general operations of the Company, described in the Company's 1993 Annual Report to Stockholders, and stockholders will be offered an opportunity to ask questions.

     The Board of Directors is recommending approval of the Panhandle Eastern Corporation 1994 Long Term Incentive Plan. A description of this proposal is contained in the Proxy Statement along with the reasoning of the Board in seeking your approval. We urge you to read this material before completing your Proxy. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote FOR this matter.

     The stockholders also will be voting on the election of the 1997 Class of Directors. Dr. Christopher C. Kraft, Jr., is retiring from the Board of Directors after serving the Company as a Director since 1986, and, therefore, is not a nominee for election this year. Additionally, Dr. George E. Rupp will not stand for re-election upon the expiration of his current term at the Annual Meeting. We are extremely grateful to both for their many contributions to the Company's success over the years and we will miss their counsel.

     Your participation in the Company's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please return your proxy to the Company as soon as possible. To vote, simply place an "X" in the appropriate box on the enclosed form of proxy, sign and date it, and mail it in the self-addressed, postage-paid return envelope. We encourage you to participate in this year's Annual Meeting in person or by mailing your proxy.

                                         Sincerely,


                                            /s/ Dennis Hendrix
                                         ------------------------
                                              DENNIS HENDRIX

                                               Chairman and
                                          Chief Executive Officer

                         PANHANDLE EASTERN CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1994

To the Stockholders of Panhandle Eastern Corporation:

     The 1994 Annual Meeting of Stockholders of Panhandle Eastern Corporation will be held in the Ballroom of the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas, on Wednesday, April 27, 1994, at 10:00 a.m., for the purposes of:

          1. Electing four Directors, constituting the 1997 Class of the Company's Board of Directors, for terms of three years, each to hold office until the 1997 Annual Meeting or until a successor shall have been elected and shall have qualified;

          2. Considering and acting upon a proposal to approve the Panhandle Eastern Corporation 1994 Long Term Incentive Plan, as described in Section E of the Proxy Statement; and,

          3. Transacting such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Stockholders of record on February 28, 1994, are entitled to receive notice of, and to vote at, the meeting or any adjournment or adjournments thereof. The transfer books of the Company will not be closed. The list showing stockholders entitled to vote at the meeting will be located in the office of the Secretary at the Company's headquarters, 5400 Westheimer Court, Houston, Texas, for examination for at least 10 days prior to the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                                /S/ ROBERT W. REED
                                       ----------------------------------
                                                    ROBERT W. REED
                                                       Secretary

Dated: March 11, 1994
Houston, Texas

                         PANHANDLE EASTERN CORPORATION



                                PROXY STATEMENT

                            ------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1994

                            ------------------------

     This statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Panhandle Eastern Corporation (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 27, 1994, at 10:00 a.m., in the Ballroom of the J. W. Marriott Hotel, 5150 Westheimer, Houston, Texas, for the purposes set forth in the accompanying Notice of Annual Meeting. Business at the Annual Meeting is limited to matters properly brought before the meeting.

     Unless revoked prior to its exercise, any proxy given pursuant to this solicitation will be voted at the Meeting. A stockholder may revoke a proxy at any time prior to the Annual Meeting by giving written notice of such revocation addressed to the Secretary of the Company, P.O. Box 1642, Houston, Texas 77251-1642. Also, a stockholder may attend the Annual Meeting and vote in person, whether or not such stockholder has previously given a proxy. Proxy material is being mailed to stockholders on or about March 11, 1994.

     On February 28, 1994, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the Company had outstanding 120,262,733 shares of Common Stock, par value $1.00 per share (the "Common Stock"). Each of such shares is entitled to one vote at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Meeting. The holders of a majority of the shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. All elections will be decided by a plurality of the votes cast in respect thereof. Approval of the 1994 Long Term Incentive Plan ("1994 LTIP" or "the Plan") will require the affirmative vote of the holders of a majority of the issued and outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. If no voting direction is indicated on the proxy card, the shares will be considered votes FOR the election of the nominees for Director and approval of the 1994 LTIP. Proxy cards that are not signed or that are not returned are treated as not voted for any purposes. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If a stockholder indicates on a proxy card that he or she abstains from voting with respect to the 1994 LTIP, the stockholder's shares will be considered present and entitled to vote with respect to that matter and the abstention will have the effect of a vote against the 1994 LTIP.

     The cost of preparing, assembling, and mailing the material in connection with the solicitation of proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers and other employees of the Company personally, by telephone, or other means. To assist in the solicitation of proxies, the Company has engaged Corporate Investor Communications, Inc., for approximately $9,000. The Company will also request brokerage houses and other nominees or fiduciaries to forward copies of its proxy material and Annual Report to beneficial owners of Common Stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

STOCKHOLDER PROPOSALS

     The Company knows of no proposals to be considered at the Annual Meeting other than those set forth in the Notice of Annual Meeting. Stockholder proposals will be eligible for consideration for inclusion in the Proxy Statement for the 1995 Annual Meeting if they are received by the Secretary of the Company no later than November 11, 1994 at the address set forth above.

A. ELECTION OF DIRECTORS

     Currently, there are 13 authorized members of the Board of Directors and one Advisory Director. In accordance with the Company's By-Laws, the Board of Directors is divided into three Classes of Directors of approximately equal size, with staggered terms in office. At each Annual Meeting, Directors constituting one Class are elected for three-year terms. Each Class is designated by the year in which its current term ends. At this year's Meeting, the 1997 Class of Directors is to be elected to hold office until the 1997 Annual Meeting or until a successor shall have been elected and shall have qualified. The terms of the Directors constituting the other two Classes will continue as indicated below.

     The terms of Directors William T. Esrey, Christopher C. Kraft, Jr., George
L. Mazanec, and George E. Rupp expire at the 1994 Annual Meeting. Dr. Kraft will retire at the Annual Meeting and Dr. Rupp will not stand for re-election. Accordingly, at its February 23, 1994, regular meeting, the Board selected Ms. Ann Maynard Gray to fill the vacancy created by Dr. Kraft's retirement, subject to election by the stockholders; reassigned Director Paul M. Anderson from the 1995 Class of Directors to the 1997 Class, thereby equalizing the membership of each Class at four Directors; and, on the recommendation of the Compensation/Organization/Nominating Committee ("Compensation Committee"), nominated the 1997 Class for election. The Board also reduced the authorized number of Directors from 13 to 12, effective at the Annual Meeting.

     The proxy holders named on the proxy card will vote FOR the election of the nominees listed below, unless otherwise instructed on proxy cards that have been signed or returned. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card. If any of these nominees should be unable to serve, the proxies will be voted by the proxy holders for the election of such other person as they shall determine, in accordance with their judgment.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS (1997 CLASS)

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1994

Paul M. Anderson...........  Age 49. President of the Company since December
                             1993 and Director of the Company since December 1992. Executive Vice President of the Company from March 1991 to December 1993. President and Chief Executive Officer from April 1991 to January 1994, Director since 1991, and Chairman of the Board since January 1994 of Panhandle Eastern Pipe Line Company, ("PEPL"). Chairman of the Board of Trunkline Gas Company ("Trunkline") since April 1991. Director of Texas Eastern Transmission Corporation ("TETCO") and Algonquin Gas Transmission Company ("Algonquin") since April 1991 and Chairman of the Board of TETCO and Vice Chairman of the Board of Algonquin since January 1994. Vice President, Finance and Chief Financial Officer, Inland Steel Industries Inc., 1990-1991. Senior Vice President, Texas Eastern Corporation ("TEC"), 1987-1989. PEPL, Trunkline, TEC, TETCO, and Algonquin are subsidiaries of the Company. Director of Temple-Inland, Inc.

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1994

William T. Esrey...........  Age 54. Chairman, President, and Chief Executive
                             Officer of Sprint Corporation ("Sprint"), Westwood, Kansas, a diversified telecommunications holding company, since April 1990. President and Chief Executive Officer of Sprint from April 1985 to April 1990. Director of the Company since 1985. Director of Sprint, Equitable Life Assurance Society of the United States, Boettcher Venture Capital Partners, L.P., and General Mills, Inc.

Ann Maynard Gray...........  Age 49. Since 1991, President, Diversified
                             Publishing Group of Capital Cities/ABC, Inc., New York, New York, involved in television, radio, and publishing, and Corporate Vice President since 1986. Senior Vice President -- Finance, ABC Television Network from 1988 to 1991. Director of Cyprus Amax Minerals Company and Trustee of Neuberger & Berman Income Funds, Neuberger & Berman Income Trust, and Neuberger & Berman Income Managers Trust.

George L. Mazanec..........  Age 58. Vice Chairman of the Board of Directors of
                             the Company since December 1993. Director of the Company since December 1992. Executive Vice President of the Company from March 1991 to December 1993. Director of TEC from January 1990 to the present, and Executive Vice President of TEC from April 1991 to the present. Director since January 1990, Vice Chairman of the Board since January 1994, and President and Chief Executive Officer from January 1991 to January 1994 of TETCO. Director of PEPL and Trunkline since January 1990 and Vice Chairman of the Board of PEPL and Trunkline since January 1994; Chairman of the Board of Algonquin Energy, Inc. ("AEI"), and Algonquin. AEI is a subsidiary of the Company. From 1989 to 1991, Group Vice President of the Company. Senior Vice President, TEC and TETCO, 1987-1989.

INFORMATION REGARDING DIRECTORS CONTINUING IN OFFICE

           NAME                     BUSINESS EXPERIENCE AND AGE IN 1994

1995 CLASS

Charles W. Duncan, Jr......  Age 68. Engaged in private investments in Houston,
                             Texas, since 1981. Deputy Secretary of the United States Department of Defense, January 1977 to August 1979; Secretary of the United States Department of Energy, August 1979 until January 1981. Director of TEC from 1981 until 1989. Director of the Company since 1990. Director of American Express Company, The Coca-Cola Company, Chemical Banking Corporation, Newfield Exploration Company, Texas Commerce Bancshares, Inc., and United Technologies Corporation.

Harry E. Ekblom............  Age 66. Vice Chairman of A. T. Hudson & Co., Inc.,
                             Oradell, New Jersey, a management consulting firm, since 1985, and, since January 1984, President of Harry E. Ekblom & Co., Inc., Ridgewood, New Jersey, a financial consulting firm. Director of the Company since 1971. Director of Harris & Harris Group, Inc., and The Commercial Bank of New York.

           NAME                      BUSINESS EXPERIENCE AND AGE IN 1994
Dennis R. Hendrix..........  Age 54. Chairman of the Board and Chief Executive
                             Officer of the Company since November 1990.
                             President of the Company from November 1990 to December 1993. President of TEC, November 1985 through December 1989. TEC's Chief Executive Officer from June 1987 to July 1989. Director of Texas Commerce Bancshares, Inc.

Ralph S. O'Connor..........  Age 68. From June 1, 1987, to the present, principally engaged in investments as Chairman and Chief Executive Officer of Ralph S. O'Connor & Associates, Houston, Texas. Prior thereto, President and Chief Executive Officer of HRI Resources, Inc., and President of Highland Resources, Inc., for more than five years. Member of the Board of Directors of TEC from 1963 until 1989. Director of the Company since 1991. Director of First City Bancorporation of Texas, Inc.

1996 CLASS

Milton Carroll.............  Age 44. Chairman, President, and Chief Executive
                             Officer of Instrument Products, Inc., Houston, Texas, a manufacturer of oilfield tools and other precision products, since 1977. Director of the Company since 1993. Advisor with Lazard Freres & Co. since 1993. Director of the Federal Reserve Bank of Dallas, Houston Industries, Inc., Houston Lighting & Power Co., and Houston Endowment, Inc.

Robert Cizik...............  Age 63. Chairman of the Board and Chief Executive
                             Officer of Cooper Industries, Inc. ("Cooper"), Houston, Texas, a diversified, international manufacturing company, since 1983. From 1975 to 1983, President and Chief Executive Officer of Cooper. Director of TEC from April 1988 until July 1989. Director of the Company since 1991. Director of Cooper, Temple-Inland, Inc., Harris Corporation, and Air Products and Chemicals, Inc.

Harold S. Hook.............  Age 63. Chairman and Chief Executive Officer of
                             American General Corporation ("American General"), Houston, Texas, an insurance-based, diversified financial services organization, for more than five years. Member of the Board of Directors of TEC from April 1989 through July 1989. Director of the Company since 1978. Director of American General, American General Finance, Inc., Chemical Banking Corporation, Chemical Bank, Cooper, Sprint, and Texas Commerce Bancshares, Inc.

Leo E. Linbeck, Jr.........  Age 60. Since 1975, Chairman, President, and Chief
                             Executive Officer of Linbeck Construction
                             Corporation, Houston, Texas, a construction management and general construction firm. Director of the Company since 1986. Director of Transamerica Group of Mutual Funds and Daniel Industries, Inc.

B. ADDITIONAL INFORMATION

     Mr. Max R. Lents, a Director and former Chairman of the Board of Miller and Lents, Ltd., an independent oil and gas consulting firm, Houston, Texas, has been elected by the Board as an Advisory Director for ten one-year terms since his retirement as a member of the Board in January 1985. His current term began in January 1994 and expires in January 1995. An Advisory Director has no voting rights but attends meetings of the Board and certain Board committees in an advisory capacity only.

     The Board's policy with respect to the retirement of Directors provides that a Nonemployee Director will retire at the first meeting of the Board following the Director's 70th birthday. Accordingly, Dr. Christopher C. Kraft, Jr., will retire from the Board at the time of the Annual Meeting.

MEETINGS OF THE BOARD AND ITS COMMITTEES

     During 1993, the Board met seven times. Each Director attended at least 75 percent of the aggregate of the Board meetings and the meetings of Board committees on which he served.

     Among the Board's standing committees are the Audit Committee, the Compensation Committee, and the Executive Committee. The Audit and Compensation Committees are composed solely of Nonemployee Directors.

     Mr. Ekblom is Chairman, and Messrs. Hook, Lents, O'Connor, and, until his retirement from the Board, Dr. Kraft, are members, of the Audit Committee. The Audit Committee recommends the appointment of independent auditors and reviews with them the plan, scope, and results of their audit. It monitors their fees for audit and other services; reviews the recommendations resulting from such audit and management responses thereto; and reviews the Company's accounting principles, policies, internal accounting controls, and the internal auditing department plans and procedures. The Audit Committee also reviews the Company's annual financial statements and recommends accounting and internal auditing policies which, in its judgment, should receive the attention of the Board. The Audit Committee met two times in 1993.

     Mr. Esrey is Chairman of the Compensation Committee and Messrs. Cizik, Duncan, Ekblom, and Linbeck are members. The Compensation Committee establishes the compensation policies for the Chief Executive Officer and other senior officers; approves the salaries and certain remuneration arrangements of senior officers; recommends the adoption of compensation plans in which officers and certain key employees are eligible to participate; and recommends awards pursuant thereto, including bonuses, stock option grants, and other awards. It acts on management recommendations for the election of officers and recommends the election of a Chief Executive Officer when appropriate. It reviews management succession plans; makes recommendations to fill Board vacancies and considers nominees for election as Directors at the Annual Meeting; considers the removal of Directors; and reviews the Board retirement policy. In addition, the Compensation Committee will consider stockholders' suggestions of nominees for Director that are submitted in writing to the Compensation Committee, in care of the Secretary of the Company. The Compensation Committee met four times in 1993.

     Mr. Hendrix is Chairman, and Messrs. Anderson, Carroll, Cizik, Duncan, Hook, Lents, Mazanec, and O'Connor are members, of the Executive Committee, which reviews and, where appropriate, authorizes corporate action with respect to, the conduct of the business of the Company between Board meetings. Actions taken by the Executive Committee are regularly submitted to the Board for review and ratification at the next meeting. The Executive Committee met once in 1993.

SECURITY OWNERSHIP OF MANAGEMENT

     As of December 31, 1993, all Directors and executive officers of the Company as a group owned beneficially, or had the right to acquire within 60 days of December 31, 1993, under the 1982 Key Employee Stock Option Plan, as amended (the "1982 Plan"), the 1989 Nonemployee Directors Stock Option Plan (the "1989 Plan"), and the 1990 Long Term Incentive Plan (the "1990 LTIP"), less than 1 percent of the presently issued and outstanding Common Stock.

     The following table shows the number of shares of Common Stock beneficially owned as of December 31, 1993, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each Director or nominee for Director, each executive officer of the Company named in the Summary Compensation Table on page 10 ("Named Executive Officers"), and all Directors and executive officers of the Company as a group.

                                                                               NUMBER
                                                               NUMBER            OF
                                                                 OF            SHARES
                                                               SHARES           WHICH
                                                               BENEFICIALLY    MAY BE
                                                               OWNED(1)        ACQUIRED(2)
                                                               -------         -------
        Paul M. Anderson....................................    42,842          18,278
        Milton Carroll......................................       500              --
        Robert Cizik........................................     1,322           6,000
        Charles W. Duncan, Jr...............................     7,767(3)        7,000
        Harry E. Ekblom.....................................     7,276(4)        8,000
        William T. Esrey....................................     2,500           8,000
        Ann Maynard Gray....................................       500(5)           --
        Dennis R. Hendrix...................................   439,000              --
        James B. Hipple.....................................    10,320(6)       12,185
        Harold S. Hook......................................     5,000           8,000
        Carl B. King........................................    19,831           6,667
        Christopher C. Kraft, Jr............................       423           8,000
        Leo E. Linbeck, Jr..................................     1,200           8,000
        George L. Mazanec...................................    22,333          18,278
        Ralph S. O'Connor...................................    35,502(7)        6,000
        George E. Rupp......................................     1,000(8)        6,000
        All Directors, nominees for Director, and eleven
          executive officers as a group, including those
          named above.......................................   642,154         170,946

- ---------------

(1) Included are beneficially owned and undistributed shares of Common Stock held as of December 31, 1993, in the Employees' Savings Plan of Panhandle Eastern Corporation and in the Panhandle Eastern Corporation Dividend Reinvestment and Stock Purchase Plan.

(2) Shares of Common Stock which the Directors or executive officers of the Company have the right to acquire, within 60 days of December 31, 1993, pursuant to options outstanding under the 1982 Plan, the 1989 Plan, and the 1990 LTIP. Nonemployee Directors do not participate in the 1982 Plan or the 1990 LTIP and Employee Directors do not participate in the 1989 Plan.

(3) Includes 4,531 shares held by Duncan Investors, a partnership in which Mr. Duncan is a limited and general partner.

(4) Includes 3,000 shares held by Mrs. Ekblom.

(5) Shares of Common Stock purchased by Ms. Gray after December 31, 1993.

(6) Includes 48 shares held by Mrs. Hipple.

(7) Includes 4,502 shares of Common Stock held by a trust of which Mr. O'Connor is co-trustee and 1,000 shares of Common Stock held by a foundation of which Mr. O'Connor is president. Mr. O'Connor disclaims beneficial ownership of all such shares.

(8) Includes 1,000 shares of Common Stock held by a foundation of which Dr. Rupp is a vice president and of which Mr. O'Connor is president. Dr. Rupp disclaims beneficial ownership of all of such shares.

     To the Company's knowledge, based on information furnished to it pursuant to Rule 16a-3 of the Securities Exchange Act of 1934 ("Exchange Act") and written representations that no other reports were required, during the year ended December 31, 1993, all applicable Section 16(a) filing requirements were complied with, except that one such report covering one transaction in Common Stock was filed late by Milton Carroll.

     Texas Eastern Products Pipeline Company, a wholly owned subsidiary of TEC, is the general partner of TEPPCO Partners, L.P. ("TEPPCO"), a publicly traded master limited partnership. The following table shows the number of units of limited partnership interests in TEPPCO beneficially owned as of December 31, 1993, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each Director or nominee for Director, each of the Named Executive Officers, and all Directors and executive officers of the Company as a group. As of December 31, 1993, the percentage of units beneficially owned by all Directors and executive officers as a group does not exceed 1 percent of the presently issued and outstanding units.

                                                                                   NUMBER
                                                                                   OF
                                                                   NUMBER          UNITS
                                                                     OF            WHICH
                                                                   UNITS           MAY
                                                                   BENEFICIALLY    BE
                                                                   OWNED           ACQUIRED
                                                                   ------          ---
        Paul M. Anderson........................................    1,000           --
        Milton Carroll..........................................       --           --
        Robert Cizik............................................       --           --
        Charles W. Duncan, Jr. .................................       --           --
        Harry E. Ekblom.........................................       --           --
        William T. Esrey........................................       --           --
        Ann Maynard Gray........................................       --           --
        Dennis R. Hendrix.......................................   10,000           --
        James B. Hipple.........................................      500           --
        Harold S. Hook..........................................    2,000           --
        Carl B. King............................................       --           --
        Christopher C. Kraft, Jr. ..............................      500           --
        Leo E. Linbeck, Jr. ....................................       --           --
        George L. Mazanec.......................................    1,000           --
        Ralph S. O'Connor.......................................    6,000*          --
        George E. Rupp..........................................       --           --
        All Directors, nominees for Director, and eleven
          executive officers as a group, including those named
          above.................................................   23,000*          --

- ---------------

* Includes 5,000 units owned by an individual for whom Mr. O'Connor acts as guardian pursuant to a declaration of interest in guardianship. Mr. O'Connor disclaims beneficial ownership of all such units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares of Common Stock held by beneficial owners of more than 5 percent of the Common Stock as of December 31, 1993, and the percentage of the total outstanding shares of Common Stock as of that date.

                                                                NUMBER            PERCENT
                                                                  OF              OF
                                                                SHARES            OUTSTANDING
                          NAME AND ADDRESS                     BENEFICIALLY       SHARES
                        OF BENEFICIAL OWNER                     OWNED             OWNED
        ----------------------------------------------------   --------           ---
        Sonatrach Petroleum Investment Corp., B.V.
        c/o De Brauw Blackstone Westbroek
        Atrium -- 7th Floor
        Strawinskylaan 3115
        1077 ZX Amsterdam, The Netherlands..................   7,500,000          6.25
        Employees' Savings Plan of
        Panhandle Eastern Corporation
        5400 Westheimer Ct.,
        Houston, Texas 77056................................   8,925,162          7.44
        FMR Corp.
        82 Devonshire Street
        Boston, Massachusetts 02109.........................   7,492,464          6.24

     Sonatrach Petroleum Investment Corp., B.V., is a Dutch corporation owned by two shareholders: Sonatrach (the national oil and gas company of Algeria), which owns a 99.9 percent interest, and Banque Algerienne du Commerce Exterieur ("BACE"), a Swiss bank, which owns a 0.1 percent interest. The principal executive offices of Sonatrach are located at 10, Rue du Sahara, Hydra, Algiers (Algeria), and the principal executive offices of BACE are located at Schutzengasse 4, Postfach, 8023 Zurich, Switzerland. Sonatrach and BACE are wholly owned by the government of Algeria.

     The Company and Sonatrach, directly and through subsidiaries, are parties to agreements entered into in 1987 providing for the importation of liquefied natural gas ("LNG") over a period of up to 20 years at volumes and prices and upon other terms to be agreed upon from time to time. The agreements provide that if LNG is purchased by the Company from Sonatrach, Sonatrach will receive an f.o.b. payment equal to approximately 63 percent of the average gross selling price of an equivalent quantity of regasified LNG, with the Company receiving the balance. For the year ended December 31, 1993, payments to Sonatrach under this program for LNG and shipping were approximately $52.2 million.

     Employees' Savings Plan of Panhandle Eastern Corporation ("ESP"), holds shares of Common Stock for the account of participants, who are employees of the Company and participating affiliates. Generally, the ESP passes through to participants the right to vote shares of Common Stock allocated to their accounts and to tender such shares in response to a tender or exchange offer for Common Stock. The ESP is administered by an administrative committee whose members are H. D. Church, Senior Vice President of TETCO; Paul F. Ferguson, Jr., Vice President of the Company; D. R. Hennig, Vice President of PEPL, TETCO, and Trunkline; James B. Hipple, Senior Vice President and Chief Financial Officer of the Company; T. Holeman, Vice President of Trunkline; Sandra P. Meyer, Controller of the Company; J. D. Rogers, General Manager, Administration, of Algonquin; and J. D. Thomas, Treasurer of the Company.

     FMR Corp. ("FMR") is the parent company of Fidelity Management & Research Company and other investment advisors. According to Amendment No. 1 to Schedule 13G, dated February 11, 1994, filed with the Securities and Exchange Commission ("SEC") and provided to the Company by FMR, FMR may be deemed to be the beneficial owner of and to have sole dispositive power with respect to 7,492,464 shares of Common Stock and to have sole voting power with respect to 491,010 shares of Common Stock. Such shares are owned by a number of FMR's investment advisory clients.

COMPENSATION OF DIRECTORS

     Directors who also are employees of the Company (Messrs. Anderson, Hendrix, and Mazanec) receive no fees for their service as Directors or for attendance at Board and Committee meetings. Nonemployee Directors receive an annual retainer fee of $30,000, and $1,000 for each Board meeting and each Committee meeting attended. Nonemployee Committee Chairmen receive an additional annual retainer of $4,000. Nonemployee Directors are reimbursed for expenses incurred in attending Board and Committee meetings.

     In addition to the foregoing, the Company maintains, or formerly maintained, the following plans for Nonemployee Directors:

          1. The 1982 Directors Deferred Compensation Plan permits Nonemployee Directors to elect, on a year-to-year basis, to defer either 50 percent or 100 percent of their Directors' fees. Deferrals earn interest based on six-month Certificate of Deposit rates. Amounts accrued are payable either in a lump sum or over a period of five or 10 years, as elected by the Nonemployee Director, commencing on January 15th of the year next succeeding the year in which the Nonemployee Director either ceases to be a Director or upon the attainment of the age the Nonemployee Director previously elected. For the year ended December 31, 1993, amounts deferred under this Plan and interest accrued relative to such deferrals were $159,266 for the four participating Nonemployee Directors as a group.

          2. The 1989 Nonemployee Directors Stock Option Plan ("1989 Plan") provides for the granting of non-qualified options for the purchase of shares of Common Stock to each Nonemployee Director, other than an Advisory Director. Stock appreciation rights ("SARs") are not permitted. All options are granted at the fair market value of the Common Stock on the date of grant. On May 1, 1989, each

     Nonemployee Director was granted an option to purchase 5,000 shares of Common Stock, and any new Nonemployee Director is granted an option to purchase 5,000 shares of Common Stock effective on the May 1 next following election to the Board. Additional options to purchase 1,000 shares of Common Stock are granted to each Nonemployee Director on May 1 of each year, through and including May 1, 1998. On May 1, 1993, options to purchase a total of 14,000 shares of Common Stock were granted under the 1989 Plan at an exercise price of $21.3125 per share. Options granted under the 1989 Plan become exercisable one year from the date of grant and expire on the tenth anniversary of the date of grant. Accordingly, the options granted on May 1, 1993, are not included in the table on page 6 hereof. No options were exercised during 1993 under the 1989 Plan.

          3. The Nonemployee Directors Retirement Plan provides an annual unfunded retirement benefit for each Nonemployee Director of the Company upon the later to occur of the Director's retirement date or the attainment of age 65. A retired Nonemployee Director with 10 years or more of service on the Board will receive annually for life (a guaranteed minimum of 10 years) an amount equal to 60 percent of the annual retainer fee in effect on the Director's retirement date. For a Nonemployee Director retiring with less than 10 years of service, the annual benefit accrues at a rate of 6 percent of the annual retainer fee in effect on the Director's retirement date for each year of service, not to exceed a total of 60 percent of such annual retainer fee. In the event of a "change of control" (as defined), a Nonemployee Director shall be deemed to have served as such until the earlier of the tenth anniversary of the Director's service on the Board or attainment of age 70. There are also certain pre-retirement supplemental death benefits provided under this plan.

          4. At the time it was acquired by the Company in 1989, TEC maintained an unfunded plan, the TEC Directors' Retirement Plan, which provided an annual benefit payable for 10 years following a Nonemployee Director's retirement from active service on the TEC Board of Directors. Upon the Nonemployee Director's death following retirement, any unpaid installments will be paid to the named beneficiary. Under this plan, Messrs. Duncan and O'Connor have vested rights to annual benefits of $18,000 commencing January 1, 1999.

          5. The Directors Deferred Compensation Plan of Panhandle Eastern Corporation ("Nonemployee Directors Plan") was available until December 31, 1986, to Nonemployee Directors and permitted deferral of up to 100 percent of each participating Nonemployee Director's annual retainer fee. Benefit payment amounts related to retainer fees deferred, to interest accrued at seniority-based rates, and to age at the time of deferral. For the year ended December 31, 1993, interest accrued relative to amounts deferred under the Nonemployee Directors Plan was $120,747.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table and notes present the cash and certain other compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company ("Named Executive Officers"), as of December 31, 1993, for the years ended December 31, 1991, 1992, and 1993:

                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------


                       ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                      --------------------------------------------------------------------
                                                                    AWARDS
                                                             -------------------------
                                                                             SECURITIES PAYOUTS      ALL OTHER
                                               OTHER ANNUAL   RESTRICTED     UNDERLYING -------        COMPEN-
NAME AND PRINCIPAL         SALARY      BONUS   COMPENSATION     STOCK       OPTIONS/SARS  LTIP         SATION
   POSITION(1)     YEAR      ($)        ($)      ($)(2)       AWARD(S)($)   (#)(3)       PAYOUTS ($) ($)(2)(4)
       (A)         (B)       (C)        (D)       (E)          (F)           (G)         (H)          (I)
- --------------------------------------------------------------------------------------------------------------
Dennis R.
  Hendrix......... 1993         --         --    23,578(5)   6,525,000(6)       --         --         55,532
                   1992         --         --    23,087(5)         --           --         --         60,560
                   1991         --         --        --            --           --         --             --
Paul M.
  Anderson........ 1993    337,917    160,153        --            --      250,000         --         61,066
                   1992    315,000    160,000    53,909(5)         --           --         --         35,712
                   1991    262,500    108,240        --       565,000(7)    30,000         --             --
George L.
  Mazanec......... 1993    336,667    177,710        --            --      250,000    203,644         76,851
                   1992    297,917    175,000        --            --           --     99,388         41,162
                   1991    275,000    124,163        --            --       30,000     43,500             --

James B. Hipple... 1993    253,750    113,016        --            --           --     66,644         63,104
                   1992    238,333    112,500        --            --           --     53,786         49,064
                   1991    220,000     94,380        --            --       20,000     34,438             --

Carl B. King...... 1993    253,833    103,709        --            --           --     67,744         31,485
                   1992    241,000    103,630        --            --           --     53,786         13,008
                   1991    241,000     99,533        --            --       20,000     34,438             --
- -------------------------------------------------------------------------------------------------------------

(1) The principal positions of Messrs. Hendrix, Anderson, and Mazanec are described on pages 2 and 3. Mr. King is Senior Vice President and General Counsel of the Company and TEC. Mr. Hipple is Senior Vice President and Chief Financial Officer of the Company, PEPL, TEC, TETCO, and Trunkline.

(2) In accordance with the transitional provisions applicable to the revised rules on executive and director compensation disclosure adopted by the SEC, presentation of amounts of Other Annual Compensation and All Other Compensation, if any, is not required for the Company's 1991 fiscal year.

(3) In December 1991, the Compensation Committee granted 126 executives and management employees, including Messrs. Anderson, Mazanec, King, and Hipple, options to purchase 778,500 shares of Common Stock, together with an equivalent amount of EPS Performance Units. Stock options for 40,500 shares of Common Stock, together with an equivalent number of EPS Performance Units, were also granted in April 1992 to seven executives and management employees; 12,000 options and EPS Performance Units were granted to one executive in July 1992; and in January 1993, 41,000 options and EPS Performance Units were granted to eight management employees. In December 1993, Messrs. Anderson and Mazanec each were granted options to purchase 250,000 shares of Common Stock, together with an equivalent number of EPS Performance Units. Furthermore, in January 1994, 129 executive and management employees were granted options to purchase 324,300 shares, together with an equivalent number of EPS Performance Units. Each EPS Performance Unit creates a credit to an employee's EPS Performance Unit account when earnings per share exceed a threshold, which was $0.80 per share for awards made in 1991 and 1992, $1.10 for awards made in January 1993, and $1.50 for awards made in December 1993 and January 1994. When earnings for a calendar year (exclusive of certain special items) exceed the threshold, the excess amount is credited to the employee's EPS Performance Unit account. The balance in the account may be used to exercise stock options granted in connection with the EPS Performance

    Units or may be withdrawn two years after the underlying options expire, usually 10 years from the date of grant. Under the agreements for such stock options, the options become exercisable in equal installments over periods of one, two, and three years from the date of grant. Options may also be exercised by normal means once vesting requirements are met.

(4) Amounts reported include (a) amounts contributed by the Company for the Named Executive Officers under the ESP, (b) that portion of interest credits on deferred compensation amounts that are considered, pursuant to rules promulgated by the SEC, to be at above-market rates, (c) the value of EPS Performance Units credited to EPS Performance Unit accounts of the Named Executive Officers in 1993, and (d) the imputed value of premiums paid by the Company for insurance on the Named Executive Officers' lives. None of the Named Executive Officers has any cash value rights related to such insurance. Such amounts include:

                                                                       VALUE OF EPS
                                                 INTEREST AT            PERFORMANCE          VALUE OF LIFE
                             ESP             ABOVE MARKET RATES            UNITS           INSURANCE PREMIUMS
                     -------------------     -------------------     ----------------     -------------------
                      1992        1993        1992        1993       1992      1993        1992        1993
                     -------     -------     -------     -------     ----     -------     -------     -------
    Mr. Hendrix....  $     0     $     0     $46,275     $41,247      $0      $     0     $14,285     $14,285
    Mr. Anderson...   14,984      15,372      19,806      16,494       0       28,200         922       1,002
    Mr. Mazanec....   11,149      12,691      25,100      30,352       0       28,200       4,913       5,610
    Mr. Hipple.....   12,967      14,067      27,931      25,062       0       18,800       8,166       5,176
    Mr. King.......   10,520      10,049           0           0       0       18,800       2,488       2,636

(5) Pursuant to rules on executive and director compensation disclosure adopted by the SEC, Other Annual Compensation is reportable if in the aggregate the components thereof exceed the lesser of $50,000 or 10 percent of the sum of the Named Executive Officer's salary and bonus. Each component thereof that exceeds 25 percent of the total for each Named Executive Officer for whom disclosure is required must be identified. Accordingly, the amounts reported in column (e) include:

                                                    USE OF COMPANY         REIMBURSED MOVING
                                                       AIRCRAFT                EXPENSES
                                                  -------------------     -------------------
                                                   1992        1993        1992        1993
                                                  -------     -------     -------     -------
    Mr. Hendrix.................................  $18,300     $19,203          --       --
    Mr. Anderson................................       --          --     $43,452       --

(6) In November 1990, Mr. Hendrix and the Company entered into an agreement whereby he would receive no salary for 1991, 1992, and 1993. Instead, Mr. Hendrix was awarded 300,000 shares of restricted Common Stock under the terms of the 1990 LTIP as compensation for that period. Mr. Hendrix received dividends payable to holders of record of Common Stock on the restricted shares. These shares were initially restricted as to the transfer of ownership, with such restrictions being removed on 25,000 shares every three months, beginning in February 1991 and continuing through November 1993. The value of the 300,000 restricted shares, based on the fair market value of the Company's Common Stock as reported on The New York Stock Exchange Composite Reporting System on November 12, 1990, which was $11.00 per share, was $3,300,000. Based on the December 31, 1993, fair market value of $23.625 per share, the 300,000 restricted shares would be valued at $7,087,500. Effective February 24, 1993, the agreement with Mr. Hendrix was amended to extend the term through November 1996 and to award him an additional 300,000 shares of restricted Common Stock in lieu of salary for the period November 1993 through November 1996. The restrictions, and the removal thereof, were the same as for the 1990 award, and Mr. Hendrix receives dividends payable to holders of record of Common Stock on these restricted shares. However, in December 1993 this award was amended to provide for the accelerated removal of restrictions in that month of 200,000 shares. Accordingly, at December 31, 1993, Mr. Hendrix's aggregate ownership of restricted stock was 100,000 shares. The restrictions on the remaining 100,000 shares will be removed as follows: 36,000 shares in quarterly installments of 9,000 shares each in 1994, 34,000 shares in quarterly installments of 8,500 shares each in 1995, and 30,000 shares in quarterly installments of 7,500 shares each in 1996. The full amount reported in the table for 1993 represents the value of the 300,000 restricted shares based on the fair market value of the Company's Common Stock on February 24, 1993, which was $21.75. Based on the December 31, 1993, fair market value, these 300,000 shares also would be valued at $7,087,500.

(7) In March 1991, Mr. Anderson was awarded 40,000 shares of restricted Common Stock under the terms of the 1990 LTIP. These shares are initially restricted as to the transfer of ownership, with such restriction being removed on 10,000 shares on March 1 of each year, beginning on March 1, 1992, and continuing through March 1, 1995. The amount reported in the table for 1991 represents the value of the 40,000 restricted shares, based on the fair market value of the Company's Common Stock as reported on The New York Stock Exchange Composite Reporting System on March 1, 1991, which was $14.125 per share. Based on the December 31, 1993, fair market value of $23.625 per share, the 40,000 restricted shares would be valued at $945,000. At December 31, 1993, Mr. Anderson's aggregate restricted stock holdings were 20,000 shares, which, based on the fair market value at that date, would be valued at $472,500. Of the remaining restricted shares, 10,000 will have their restrictions removed in 1994. Mr. Anderson receives dividends payable to holders of record of Common Stock on the restricted shares.

STOCK OPTION/SAR GRANTS IN 1993

     The following table shows all grants of stock options to the Named Executive Officers in 1993. No SARs were granted to any Named Executive Officer in 1993 nor were the exercise prices on stock options previously awarded to any of them amended or adjusted.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

- -----------------------------------------------------------------------------------------------
                                                                                    GRANT DATE
                                INDIVIDUAL GRANTS                                     VALUE
- -----------------------------------------------------------------------------------------------
                                             PERCENT OF
                                               TOTAL
                                NUMBER OF     OPTIONS/
                                SECURITIES  SARS GRANTED                            GRANT DATE
                                UNDERLYING  TO EMPLOYEES EXERCISE OR                 PRESENT
                               OPTIONS/SARS      IN       BASE PRICE   EXPIRATION    VALUE(2)
             NAME               GRANTED(#)  FISCAL YEAR     ($/SH)        DATE          $
              (A)                  (B)          (C)          (D)          (E)          (F)
- -----------------------------------------------------------------------------------------------
Mr. Hendrix....................      0          0            0            N/A           0
Mr. Anderson...................   250,000(1)   46         21.3125       12-1-03     1,603,766
Mr. Mazanec....................   250,000(1)   46         21.3125       12-1-03     1,603,766
Mr. Hipple.....................      0          0            0            N/A           0
Mr. King.......................      0          0            0            N/A           0
- -----------------------------------------------------------------------------------------------

(1) On December 1, 1993, the Board of Directors granted stock options to Messrs. Anderson and Mazanec to purchase 250,000 shares each of Common Stock at an exercise price of $21.3125, which was the fair market value of the Common Stock on the date of grant. The options, which have a term of ten years, vest in three equal installments on the first, second, and third anniversary dates of the grants. The grants include the award of an equivalent number of EPS Performance Units, but do not include SARs. Each EPS Performance Unit creates a credit to the grantee's EPS Performance Unit account when the Company's earnings per share, exclusive of certain special items, have exceeded a threshold of $1.50. When earnings for a calendar year, beginning with 1994, exceed the threshold, the excess amount is credited to the grantee's EPS Performance Unit account. The balance of the account may be used to exercise the stock options or it may be withdrawn two years after the expiration of the options. The options may also be exercised by normal means once vesting requirements are met.

(2) Based on the Black-Scholes option valuation model. The key input variables used in valuing the options were: risk-free interest rate - 7 percent; dividend yield - 4 percent; stock price volatility - .301; option term - ten years. The Standard and Poor's Compustat Database was used and the volatility variable reflected 20 months of stock price trading data. No adjustments for non-transferability or risk of forfeiture were made. The actual value, if any, a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

EXERCISES OF STOCK OPTIONS IN 1993 AND YEAR-END OPTION VALUES

     The following table provides information concerning the stock options exercised by each of the Named Executive Officers during 1993 and the value of unexercised stock options to the Named Executive Officers as of December 31, 1993. The value assigned to each unexercised, "in the money" stock option is based on the positive spread between the exercise price of such stock option and the fair market value of the Common Stock on December 31, 1993. The fair market value is the average of the high and low prices of a share of Common Stock on that date as reported on The New York Stock Exchange, Inc., Composite Transactions Reporting System. In assessing the value, it should be kept in mind that no matter what theoretical value is placed on a stock option on a particular date, its ultimate value will be dependent on the market value of the Company's Common Stock at a future date. That future value will depend in part on the efforts of the Named Executive Officers to foster the future success of the Company for the benefit of all stockholders.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

- -----------------------------------------------------------------------------------------------

                                                                   NUMBER OF
                                                                  SECURITIES       VALUE OF
                                                                  UNDERLYING      UNEXERCISED
                                                                  UNEXERCISED    IN-THE-MONEY
                                                                OPTIONS/SARS AT  OPTIONS/SARS
                                         SHARES                   FY-END (#)     AT FY-END ($)
                                      ACQUIRED ON     VALUE      EXERCISABLE/    EXERCISABLE/
                 NAME                 EXERCISE(#)  REALIZED($)  UNEXERCISABLE*   UNEXERCISABLE
                 (A)                      (B)          (C)            (D)             (E)
- -----------------------------------------------------------------------------------------------
Mr. Hendrix...........................     0           0              0/0             0/0
Mr. Anderson..........................     1,722       6,673    18,278/260,000  132,516/650,625
Mr. Mazanec...........................     1,722       7,103    18,278/260,000  132,516/650,625
Mr. Hipple............................     1,148       4,449    28,291/  6,667  132,610/ 48,336
Mr. King..............................     6,666      15,832     6,666/  6,667   48,336/ 48,336
- -----------------------------------------------------------------------------------------------

* Future exercisability of currently unexercisable stock options depends on the grantee remaining employed by the Company throughout the vesting period of the options, subject to provisions applicable at retirement, death, or total disability. The currently unexercisable options will vest, and become exercisable, on the following schedule:

                                          DECEMBER 1,     DECEMBER 4,     DECEMBER 1,     DECEMBER 1,
                                             1994            1994            1995            1996
                                          -----------     -----------     -----------     -----------
    Mr. Anderson.......................      83,333          10,000          83,333          83,334
    Mr. Mazanec........................      83,333          10,000          83,333          83,334
    Mr. Hipple.........................                       6,667
    Mr. King...........................                       6,667

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL ARRANGEMENTS

     In November 1990, Mr. Hendrix and the Company entered into a five-year employment agreement pursuant to which he received no salary for the first three years of his employment. Instead, he was awarded 300,000 shares of Common Stock under the terms of the 1990 LTIP, which shares were initially restricted as to the transfer of ownership. Such restriction was removed on 25,000 shares every three months, beginning in February 1991 and continuing through November 1993. Mr. Hendrix received dividends on the restricted shares. The restriction would have terminated early as to all of the restricted shares in the event of death or disability, involuntary termination by the Company for any reason other than cause (as defined), or change in control of the Company.

     Effective February 24, 1993, the employment agreement with Mr. Hendrix was amended to extend the term for one additional year. The amendment provides that Mr. Hendrix will continue to receive no salary for the three years from November 1993 through November 1996. Instead, he was awarded an additional 300,000 shares of Common Stock on the same terms and subject to the same restrictions as those described above, with restrictions being removed at the rate of 25,000 shares every three months, beginning in February 1994. Mr. Hendrix began receiving dividends on the additional shares in December 1993.

     On January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") became effective. Certain provisions of the Budget Act would have denied to the Company a tax deduction for a substantial portion of compensation expenses related to Mr. Hendrix in 1994, 1995, and 1996. In order to preserve the deduction, on December 20, 1993, the agreement was amended again to provide for the restrictions on 200,000 shares to be removed immediately and for the restrictions on the remaining shares to be removed over the next 36 months. Based on certain assumptions as to stock price, preserving the deduction was estimated to result in tax savings to the Company of approximately $1.8 million.

     In addition to the restricted shares, Mr. Hendrix participates in the welfare plans available to employees generally; however, to the extent permitted by law, he has waived and relinquished his right to participate in the ESP, the Retirement Income Plan of Panhandle Eastern Corporation and Participating Affiliates, and certain other plans available to Company employees and executives.

     The Company and Mr. Mazanec entered into a five-year employment agreement in November 1989 which set a minimum base salary of $250,000 per year. In addition to maintaining certain non-qualified retirement benefits to which he was entitled as an executive of TEC, the agreement provides Mr. Mazanec a supplemental lump sum cash benefit of $750,000 plus 8 percent interest compounded semi-annually from November 1, 1989, payable within 30 days of his termination from the Company for any reason. If Mr. Mazanec terminates employment due to a material breach of the agreement by the Company which is not remedied within 30 days after written notice by Mr. Mazanec, or if the Company terminates the agreement without cause, the Company also will pay him, in a lump sum, base pay and incentive compensation projected through the employment period, as well as providing him an extension of welfare plan benefits through the employment period. Effective November 1, 1992, the Company and Mr. Mazanec entered into an amendment to the employment agreement, extending the period of employment covered by the agreement through October 31, 1996.

     On March 1, 1991, the Company and Mr. Anderson entered into an employment agreement, the primary term of which originally was to expire on December 31, 1993. Unless either party serves notice of termination, on December 31 of each year, the term is automatically extended for an additional one-year period. On December 31, 1991, December 31, 1992, and December 31, 1993, the primary term was automatically extended through December 31, 1994, December 31, 1995, and then through December 31, 1996, respectively. The Company may terminate the agreement for cause, death, or disability. Under such circumstances, or if Mr. Anderson terminates the agreement for other than good reason (as defined), Mr. Anderson or his estate will be paid base pay and incentive compensation earned for that fraction of the year which he was actually employed. If the agreement is terminated by Mr. Anderson for good reason, or by the Company for reasons other than cause, death, or disability, Mr. Anderson will receive in a lump sum the present value of his base pay and incentive compensation projected through the employment period, as well as an extension of welfare plan benefits through the employment period.

     Effective March 1, 1991, Mr. Anderson was awarded 40,000 shares of restricted Common Stock under the terms of the 1990 LTIP. These shares are initially restricted as to the transfer of ownership, with such restriction being removed on 10,000 shares on March 1 of each year, beginning on March 1, 1992, and continuing through March 1, 1995, provided Mr. Anderson remains in the employ of the Company during that period. The restriction will terminate early as to all of the restricted shares in the event of death or disability, involuntary termination by the Company for any reason other than cause (as defined), or change in control of the Company. Mr. Anderson receives dividends payable to holders of record of Common Stock on the restricted shares.

     The Company's Executive Severance Program ("Program") provides that in the event of a "change in control," as defined in the agreements entered into between the Company and the participants in the Program, such participants will have certain benefits provided to them in the event of the termination of their employment within three years of the effective date of such change in control. Such benefits are provided unless such termination of employment is (i) because of the death or retirement of the executive, (ii) by the

Company or its subsidiaries for "cause" (as defined) or disability, or (iii) by the executive other than for "good reason" (as defined). Generally, benefits include a lump-sum cash payment equal to two and one-half times the average of the participant's annual compensation for the five years preceding the change in control (including deferred amounts, bonuses, and employer contributions to the ESP); cash payment for the participant's account in the ESP; a continuation of various medical, insurance, and certain other benefits for a period of two and one-half years; and a lump-sum cash payment, at termination, equal to the present value of the additional retirement benefits the participant would have received as a result of two and one-half years additional service. The aggregate of each participant's benefits, when combined, will not exceed three times the "base amount" (as defined in the Internal Revenue Code). In consideration of these benefits, the participant agrees, in the event a person seeks to effect a change in control, not to leave the employ of the Company, and to continue to render services commensurate with the participant's position, until such person has abandoned or terminated efforts or the change in control has occurred. The participant also agrees to retain in confidence all of the confidential business information of the Company or its subsidiaries known to the participant. The Program presently covers four executive officers of the Company, including Messrs. Hipple and King.

     The Company's Change in Control Severance Pay Plan ("Severance Plan") is available for all employees of the Company and certain of its subsidiaries, except those employees covered by an agreement under the Executive Severance Program or a collective bargaining agreement. The Severance Plan provides a number of severance benefits for eligible employees, which would be triggered by certain specific events occurring subsequent to a "change in control" (as defined) of the Company. In addition to the variable cash payments provided for in the Severance Plan, eligible employees and dependents would receive, at no cost to the employee, six months' continuation of medical and dental benefits at the current benefit level, or at the benefit level immediately prior to the change in control, whichever is greater. As of December 31, 1993, no benefits had been provided under the Severance Plan.

PENSION PLAN

     The Company's qualified retirement plan provides benefits, expressed in the form of a single life annuity commencing at normal retirement date (age 65, or, if later, the fifth anniversary of participation in the retirement plan) based on a benefit formula that, in part, uses final five-year average pay, which considers the regular compensation of the participant, including overtime payments, bonus payments, and some forms of deferred compensation.

     Qualified retirement plan benefits may be subject to statutory limitations if the participant receives compensation in excess of a maximum, is covered by other qualified plans, if benefits are paid before social security retirement age, if the participant has less than 10 years of plan participation, or if benefits are paid in a more valuable form than a single life annuity. Benefits are not reduced by the amount of any social security payments received by the participant. When qualified plan benefits are limited by statute, non-qualified plans restore certain benefits for participants covered by the non-qualified plans to a level which would have been available if such statutory limits did not exist.

     The table below shows the estimated annual benefits payable at age 65 under the qualified and non-qualified retirement plans at various levels of final average compensation and assuming various years of benefit accrual service (dollars in thousands):

                               PENSION PLAN TABLE

                                                                 YEARS OF SERVICE
                                                       ------------------------------------
                        REMUNERATION                    15      20      25      30      35
                        ------------                   ----    ----    ----    ----    ----
          $200......................................   $ 46    $ 62    $ 77    $ 93    $108
           300......................................     70      94     117     141     164
           400......................................     94     126     157     189     220
           500......................................    118     158     197     237     276
           600......................................    142     190     237     285     332

     The years of benefit accrual service for each Named Executive Officer, except Mr. Hendrix, who does not actively participate in the plan, are as follows: Paul M. Anderson, 15; Carl B. King, 3; James B. Hipple, 36; and George
L. Mazanec, 6. The covered compensation is the sum of the salary and bonus reported in the Summary Compensation Table on page 10.

     In connection with the 1989 acquisition of TEC by the Company, the TEC Retirement Plan was amended to offer enhanced early retirement benefits to active employees age 50 or older whose primary work location was in the headquarters office. Mr. Hipple was among those employees eligible for these enhanced retirement benefits. The Company entered into a contract with Mr. Hipple in 1989 under which, in consideration of his agreement to remain in the employ of the Company through December 1992, the Company agreed to pay him the actuarial equivalent of the enhanced retirement benefits which he lost by not exercising his option to retire early. During 1992, the Board of Directors extended the effectiveness of this contract until Mr. Hipple retires.

C. BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, composed exclusively of Nonemployee Directors, is responsible for the Company's executive compensation program. The following is the report of the Compensation Committee on compensation policies regarding executive officers and the basis of compensation actions it has taken.

     The overriding objectives of the Company's executive compensation programs are (i) to attract and retain executive officers and key employees who provide valuable experience and skills to the Company and who contribute materially on a consistent basis to its long term success, and (ii) to support and reward individual and team performance that increases stockholder value. Toward those ends, the executive compensation programs attempt to provide compensation based on these principles:

          1. Competitive Compensation Opportunities. The Company desires that its executive compensation programs provide total compensation (consisting of base salaries, annual cash incentive opportunities, and long term incentive opportunities) competitive with the mean total compensation offered other executives employed by companies of similar size, complexity, and line of business. The Compensation Committee considers data from surveys, proxies, independent compensation consultants, and those peer group companies listed in the Stockholder Return graphs in Section D, below.

          2. Performance-Based Pay. Payouts from the short-and long-term compensation programs in which executive officers and key employees participate are reflective of the achievement of both group and individual goals. The programs provide significant rewards for performance at exceptional levels and less than competitive compensation when performance goals are not achieved.

  Description of the Current Executive Compensation Program

     Base Salaries. The base salaries of the Company's executive officers, other than the Chief Executive Officer, are consistent with average comparable base salaries determined from data described above. Base salaries are reviewed annually by the Compensation Committee and revised, if appropriate, based on factors which include individual performance and general levels of comparable salary increases. At its most recent meetings in December 1993 and January 1994, the Compensation Committee considered the base salaries of executive officers and key employees and elected not to adjust the base salaries of fifteen of them, including Messrs. Anderson, Mazanec, and King. Instead, their long term incentive opportunities were increased so as to keep total compensation opportunities at competitive levels and to reflect past individual performance. Salary increases to executive officers were granted only in the case of certain promotions or individual situations where, due to impending retirement, additions to long term incentives were deemed inappropriate.

     Annual Cash Incentive Opportunities. The Compensation Committee administers the Annual Cash Bonus Plan ("ACBP") which permits the granting of cash incentive compensation awards. The ACBP requires the Compensation Committee annually to establish administrative guidelines that define who may earn an incentive award, what performance is required to earn it, and how much may be earned. Guidelines effective for 1993 called for the Chief Executive Officer to recommend, and the Compensation Committee to approve, an annual bonus opportunity for each participant. This opportunity, or "target," is expressed as a percentage of base salary and is determined by the Compensation Committee's judgment of the direct or indirect impact each individual could have on the Company's performance, as measured by operating income. Depending on performance, executive officers could receive up to 125 percent of the bonus target. Of the eleven executive officers of the Company, ten are participants in the ACBP. Mr. Hendrix is not a participant.

     In 1993, each of the executive officers, in consultation with the Chief Executive Officer, established six to ten specific personal objectives. These objectives were primarily directed toward the accomplishment of a successful transition to operating under FERC Order 636, achieving new market initiatives, reducing debt, and making meaningful progress in the expansion of the Company's earnings base. Fifty percent of each executive officer's 1993 bonus was determined by the degree to which, in the opinion of the Chief Executive Officer and the Compensation Committee, the executive officer achieved the personal objectives. Further, each business unit had operating income objectives approved by the Compensation Committee, and fifty percent of each executive officer's bonus was contingent upon achievement of those objectives. If any one business unit failed to reach a minimum level of income established in the guidelines, the executive officer received no compensation for the proportion of the bonus contingent upon that business unit's results. In 1993, six business units met or exceeded their target operating income objectives and two business units did not. Five of the ten participating executive officers achieved 100 percent of their personal objectives, while the other five participating executive officers had results ranging from 89 to 99 percent.

     Long Term Incentive Opportunities. Through the 1990 LTIP, which was approved by the stockholders in 1990, the Compensation Committee has the flexibility to structure long-term awards to meet particular business needs. To date, four types of awards have been made under the 1990 LTIP:

          1. Restricted Stock. Since 1990, the Compensation Committee has awarded 640,000 shares of stock that is restricted as to transferability to two executive officers. Mr. Hendrix received two grants of 300,000 shares of restricted stock each, in 1990 and in 1993, in lieu of salary, bonus, and certain employee benefits. Mr. Anderson received a grant of 40,000 shares of restricted stock in 1991. Restrictions are removed as vesting requirements are met. The purpose of these awards was to make the recipients' compensation substantially contingent on stock price and dividend yield and to ensure significant share ownership. See footnotes 6 and 7 to the Summary Compensation Table on pages 11 and 12, respectively.

          2. Conditional Stock. This form of award was employed in November 1990 and January and April 1991 when the Company's current management team was being assembled following the merger of the Company and TEC and in conjunction with the Company's reorganization into distinct business units. The awards, some of which were granted to Messrs. Mazanec, Hipple, and King, as well as other officers of the Company, were for the purpose of focusing the recipients' attention on long-term objectives by adding, through the ownership of Common Stock, a meaningful long-term incentive opportunity that previously did not exist. Conditional stock awards vest and are distributed in scheduled annual installments within four to six years of grant. Recipients are paid dividend equivalents in cash on unvested, undistributed shares. These awards were designed for a unique purpose and time and the Compensation Committee has no plans to make additional conditional stock awards.

          3. Stock Options. Stock options have been granted to executive officers and others by the Compensation Committee at various times since the inception of the 1990 LTIP and, currently, are intended to be the primary vehicle for providing long-term incentive opportunities to executive officers. The practice is to grant stock options to individuals no more than every three years, except where promotions or changes in responsibility may, in the opinion of the Compensation Committee, dictate otherwise. The number of stock options granted is determined through a process which, first, utilizes survey data to determine the annualized value of long term incentive grants made to other executives and management employees in the Company's compensation data base ("target value"). Next, the Black-Scholes stock option pricing model is used to calculate a ratio which, when multiplied by the exercise price of the option, produces an expected present value of the option. Finally, the number of options required to make a competitive long-term grant is calculated by dividing the target value by the expected present value of a single option. The result of this equation, expressed as a number of options, may be adjusted by the Compensation Committee depending upon the grant recipient's qualitative and quantitative performance, the size of stock option grants awarded the recipient in the past, and expectations of future performance.

          4. EPS Performance Units. Although stock options are the primary vehicle for long-term incentive opportunities for executive officers, the Compensation Committee considers them insufficient for the purpose of rewarding specific management actions that enhance earnings and stockholder return. Therefore, the Compensation Committee has granted EPS Performance Units in conjunction with stock options to further encourage stock ownership by executive officers and key employees and to strengthen the linkage among financial performance, stockholder return, and long-term incentives. In December 1991, the Compensation Committee granted 126 executives and management employees, including Messrs. Anderson, Mazanec, King, and Hipple, options to purchase an aggregate 778,500 shares of Common Stock, together with an equivalent number of EPS Performance Units. In April 1992, the Compensation Committee granted seven executives and management employees options to purchase 40,500 shares; in July 1992 it granted one executive an option to purchase 12,000 shares; and in January 1993, it granted eight executives and management employees options to purchase 41,000 shares. In December 1993 the Compensation Committee granted Messrs. Anderson and Mazanec options to purchase 250,000 shares each. Furthermore, in January 1994, 129 executive and management employees were granted options to purchase 324,300 shares. In each instance, an equivalent number of EPS Performance Units were granted.

          Each EPS Performance Unit creates a credit to the grantee's EPS Performance Unit account when the Company's earnings per share has exceeded a threshold, which was $.80 per share for grants made in 1991 and 1992, $1.10 per share for grants made in January 1993, and $1.50 per share for grants made in December 1993 and January 1994. When earnings for a calendar year, exclusive of certain special items, exceed the threshold, the excess amount is credited to the grantee's EPS Performance Unit account. The balance in the account may be used to exercise stock options granted in connection with the EPS Performance Units or it may be withdrawn two years after the underlying options expire, usually ten years from the date of grant. Options may also be exercised by normal means once vesting requirements are met.

  Compensation of the Chief Executive Officer

     Effective February 24, 1993, the employment agreement between the Company and Mr. Hendrix was amended to extend its term for one additional year and to establish an appropriate amount of compensation for the final three years of the agreement. The amendment provided that Mr. Hendrix would continue to receive no salary or bonus for three years from November 1993 through November 1996. Instead, his compensation would take the form of restricted Common Stock. Considering the market price of the Common Stock on the date of amendment of the agreement, and the total compensation of other chief executive officers in the natural gas pipeline industry (including those peer group companies used in the Stockholder Return

Comparisons in Section D hereof), the Compensation Committee, with the aid of an independent compensation consultant, concluded that the appropriate grant would be 300,000 shares, with restrictions on transferability being removed on 25,000 shares every three months, beginning in February 1994. Mr. Hendrix receives dividends payable to stockholders of record of Common Stock on the restricted shares. The Compensation Committee believes that the value of Mr. Hendrix's compensation is approximately at the mean of that for the chief executive officers of the peer group companies.

     Provisions of the Budget Act enacted after the amendment date, generally remove the Company's ability to deduct compensation expense in excess of $1 million paid to any of the five highest paid executives, including the Chief Executive Officer, in any year beginning in 1994 unless such compensation is "performance-based" as defined by the Budget Act. Although the award to Mr. Hendrix was set at a competitive level, by its nature achieves the ultimate goal of aligning management and stockholder interests, and has well-served the interests of the stockholders, the terms of the award did not meet the legal definition of "performance-based" compensation under the Budget Act. In the Company's opinion, compensation in excess of $1 million paid to Mr. Hendrix under the terms of the agreement would not have been deductible beginning in 1994 and could have resulted in increased tax cost to the Company of approximately $1.8 million during the period 1994 through 1996.

     In light of these changes in tax treatment of executive compensation, at its December 20, 1993, meeting, the Compensation Committee reaffirmed its decision to compensate Mr. Hendrix solely with restricted stock. However, due to the significant potential tax cost of the original agreement, the Compensation Committee elected to accelerate the removal of restrictions on 200,000 shares into 1993 when the compensation realized by Mr. Hendrix remained fully deductible by the Company. The restrictions on the remaining 100,000 shares of the award will be removed as follows: 36,000 shares in quarterly installments of 9,000 shares each in 1994, 34,000 shares in quarterly installments of 8,500 shares each in 1995, and 30,000 shares in quarterly installments of 7,500 shares each in 1996.

     The Compensation Committee intends to continue to structure compensation programs that reward performance while preserving maximum deductibility of all compensation awards. It is not anticipated that compensation realized by any officer under programs now in effect will, in the immediate future, result in any material loss of tax deductions under the Budget Act.

              THE COMPENSATION/ORGANIZATION/NOMINATING COMMITTEE:

                           WILLIAM T. ESREY, CHAIRMAN
                                  ROBERT CIZIK
                             CHARLES W. DUNCAN, JR.
                                HARRY E. EKBLOM
                              LEO E. LINBECK, JR.

D. STOCKHOLDER RETURN COMPARISON

     SEC rules require that the Company include in this Proxy Statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. This information is set forth on the graph below, which covers the period from year-end 1988 through year-end 1993. The Company has chosen the Dow Jones Pipeline Group for its peer comparison. The Dow Jones Pipeline Group includes Coastal Corp., El Paso Natural Gas Company, Enron Corp., Enserch Corp., Sonat, Inc., Transco Energy Co., Williams Companies, and the Company.

                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                  RETURN* AMONG PANHANDLE EASTERN CORPORATION,
               S&P 500 STOCK INDEX, AND DOW JONES PIPELINE GROUP

          (* Total return assumes quarterly reinvestment of dividends)

         Measurement Period                  Panhandle East-     Dow Jones Pipe-
        (Fiscal Year Covered)                      ern               lines             S&P 500
12/88                                             100.00             100.00             100.00
12/89                                             126.09             157.63             131.69
12/90                                              54.14             128.68             127.60
12/91                                              73.07             125.43             166.47
12/92                                              84.28             155.03             179.15
12/93                                             123.83             195.23             197.21

     The next graph compares the cumulative stockholder return of the Company with the same indexes, but over a three-year period from year-end 1990 through year-end 1993, the period roughly coinciding with the tenure of the Company's current senior management team.

                   COMPARISON OF THREE YEAR CUMULATIVE TOTAL
                  RETURN* AMONG PANHANDLE EASTERN CORPORATION,
               S&P 500 STOCK INDEX, AND DOW JONES PIPELINE GROUP

          (* Total return assumes quarterly reinvestment of dividends)

         Measurement Period                   Panhandle East-     Dow Jones Pipe-
        (Fiscal Year Covered)                       ern               lines             S&P 500
12/90                                             100.00             100.00             100.00
3/91                                              123.62             100.64             114.53
6/91                                               99.89              98.35             114.26
9/91                                              112.49             106.67             120.38
12/91                                             134.96              97.47             130.47
3/92                                              129.14              95.71             127.17
6/92                                              138.71             105.86             129.59
9/92                                              170.13             124.49             133.68
12/92                                             155.67             120.48             140.41
3/93                                              215.81             150.42             146.54
6/93                                              232.05             163.99             147.25
9/93                                              239.74             175.00             151.06
12/93                                             228.72             151.72             154.56

     There can be no assurance that the Company's cumulative total return will continue into the future with the same or similar trends depicted in the graphs above.

E. PROPOSED PANHANDLE EASTERN CORPORATION 1994 LONG TERM INCENTIVE PLAN

     The purpose of the 1994 LTIP is to aid the Company in recruiting, motivating, and retaining highly qualified and competent individuals as key employees. The granting of awards will enable such employees to acquire a substantial personal interest in the Company, thereby aligning the employees' interests with those of the stockholders. Key employees of the Company and its affiliates, including Messrs. Hendrix, Mazanec, Anderson, Hipple, and King, and other officers, will be eligible to participate in the 1994 LTIP, which will expire on December 31, 2003.

     Upon approval of the 1994 LTIP, there will be 3,000,000 shares of Common Stock made available for grant beginning in 1994. Each year thereafter, beginning with 1995, the lesser of (i) 55/100's of one percent of the number of shares of Common Stock outstanding on January 1, together with any shares remaining from prior year(s), or (ii) 3,000,000 shares, will be available for grant. However, no grant of shares may be made if the number of shares subject to the grant, when added to the cumulative shares previously granted, would exceed 5.5 percent of the average of the total shares outstanding as of the first day of each calendar year during which the Plan has then been in effect.

     The 1994 LTIP makes available to the Compensation Committee a number of incentive devices such as incentive stock options ("ISOs"), nonqualified stock options ("NQOs"), SARs, restricted stock, performance units (including EPS Performance Units), performance shares, and dividend equivalents. The Compensation Committee will adopt administrative guidelines from time to time which will define specific eligibility criteria, the types of awards to be employed, and the value of such awards. The Compensation Committee may establish minimum performance targets with respect to each award. Performance targets may be based on financial criteria, such as the Fair Market Value of Common Stock or other measures of financial performance of the Company, or may be based on the performance of a division, subsidiary, or affiliate of the Company or the performance of an individual participant. Specific terms of each award, including minimum performance criteria which must be met to receive payment, will be provided in individual award agreements granted to award participants. Award agreements may contain change-in-control provisions. Any options to purchase shares of Common Stock that may be granted pursuant to the 1994 LTIP will be granted at no less than 100 percent of the Fair Market Value of the Common Stock on the date of grant. The Fair Market Value, as defined by the Plan, is the average of the high and low prices of a share of Common Stock traded on the relevant date, as reported on The New York Stock Exchange, Inc., Composite Transactions Reporting System.

     During the term of the Plan, no participant may be awarded ISOs, NQOs, and SARs covering an aggregate of more than one million shares. Additionally, amounts received in any year pursuant to awards (other than ISOs, NQOs, or SARs) granted to any participant, the deductibility by the Company of whose awarded compensation is likely to be subject to the $1 million limitation imposed by
Section 162(m) of the Code ("Covered Employee"), are restricted to a maximum value of 500 percent of the participant's annual salary at the rate in effect on the first day of the year of receipt. Additionally, cumulative amounts paid pursuant to awards (other than ISOs, NQOs, or SARs) granted in any year to any participant who is a Covered Employee or pursuant to cash-only awards granted in any year to any participant who is subject to Section 16 of the Exchange Act (where the Company intends to comply with Rule 16a-1(c)(3) under the Exchange
Act), are restricted to a maximum value of 500% of the participant's annual salary at the rate in effect on the first day of the year of grant. For purposes of these dollar maximums, in the event that the participant does not receive a salary, the participant shall be deemed to have an annual salary, if a Covered Employee, of $500,000; otherwise, of $250,000.

     The Compensation Committee may delegate the authority to grant and administer awards under the Plan that are made to the Company's Chief Executive Officer and any other employee that the Committee determines is likely to be among the four other highest compensated officers of the Company for the year, as provided in Section 162(m) of the Code, to a subcommittee consisting solely of two or more "outside directors" as defined under Code Section 162(m) and appointed by the Committee.

     The Compensation Committee will have the right to amend, suspend, or discontinue the 1994 LTIP or alter or amend any or all award agreements made pursuant to it to the extent permitted by law. However, no amendment, suspension, or termination of the 1994 LTIP shall, without the consent of the participant, adversely alter or change any of the rights or obligations under any awards or other rights previously granted to the participant under the Plan. Moreover, the Compensation Committee may not take any such action without approval of the stockholders, if required by law, Rule 16b-3 under the Exchange Act or any successor provisions, or the rules of any stock exchange on which the Common Stock or any other security of the Company is listed.

     Federal Income Tax Effects. The following is a general summary of the principal Federal income tax effects under current law to employee award recipients and to the Company in connection with the various awards which may be granted under the 1994 LTIP. These descriptions do not purport to cover all of the potential tax consequences with respect to such awards.

     1. A NQO is a right to purchase a specified number of shares of Common Stock at a fixed option price over a specified period of time. An optionee will realize no income for Federal income tax purposes upon the grant of a NQO under the 1994 LTIP, but will recognize ordinary income upon the exercise of the NQO in an amount equal to the excess of the Fair Market Value of the shares received upon exercise over the option price of such shares. The Company will be entitled to a deduction for Federal income tax purposes in the same year as, and in an amount equal to, the income recognized by the optionee. The optionee's adjusted basis for the shares received upon exercise will be the Fair Market Value on the date of exercise.

     2. An ISO is a right, that complies with the terms of Section 422 of the Internal Revenue Code, to purchase a specified number of shares of Common Stock at a fixed option price over a period not to exceed ten years. Except as described below, an optionee who is granted an ISO under the 1994 LTIP will recognize no income for Federal income tax purposes upon either the grant or the exercise of such ISO, and upon any subsequent sale of the shares acquired the optionee will recognize capital gain or loss in an amount equal to the difference between the option exercise price and the amount received upon the sale of the Common Stock. Generally, the Company will not be entitled to a deduction upon the exercise of an ISO. An optionee who receives Common Stock pursuant to the exercise of an ISO and (a) within one year of exercise disposes of the Common Stock, (b) holds the Common Stock for a year or more from the day such shares are received but disposes of the shares within two years from the day the ISO was granted, or (c) has not been an employee of the Company or its affiliates within the last three months, will recognize ordinary income upon the disposition, or in case (c), upon exercise, in an amount equal to the lesser of
(i) the excess of the value of any property and cash received upon any disposition over the ISO's exercise price or (ii) the excess of the value of the Common Stock at the time of the ISO's exercise over the ISO's exercise price. The Company will be entitled to a corresponding deduction for Federal income tax purposes. An optionee will also recognize a capital gain to the extent the value of any property and cash received pursuant to the disposition exceeds the value of the Common Stock at the time of the exercise of the ISO.

     3. An SAR is a right to receive an amount not in excess of the Fair Market Value on the exercise date of the number of shares of Common Stock for which the SAR is exercised less the exercise price of the SAR. SARs will be payable in cash, Common Stock, or a combination thereof. Upon the exercise of any SAR the employee will recognize ordinary income in the amount of any cash received plus the Fair Market Value on the exercise date of any Common Stock received. The Company will be entitled to a deduction in the same year and in the same amount.

     4. Restricted stock is Common Stock that is subject to restrictions on transfer of ownership. Awards of restricted stock may be made with or without cash payment by the employee. An employee who receives a grant of restricted stock and who does not elect to be taxed at the time of grant will not recognize income upon an award of shares of Common Stock and the Company will not be entitled to a deduction until the termination of the restrictions. Upon such termination, the employee will recognize ordinary income in an amount equal to the Fair Market Value of the Common Stock at that time (less any amount paid by the employee for such shares) and the Company will be entitled to a deduction in the same amount. However, the employee may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the Fair Market Value of the shares at that time, determined without regard to the restrictions. In that event, the Company will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the employee upon subsequent disposition of the stock will be capital in nature.

     5. A performance award is a promise by the Company to make payment to the employee, contingent upon the achievement of one or more performance targets. Performance units are payable in cash and performance shares are payable in Common Stock. A dividend equivalent is the right to receive an amount equal to the dividends paid on a specified number of shares of Common Stock and is payable in cash. For performance units, performance shares, and dividend equivalents, any cash plus the Fair Market Value of any Common Stock received as payments under the 1994 LTIP will be considered ordinary income to the employee in the year in which paid and the Company will be entitled to a deduction in the same year and in the same amount.

     In general, special tax timing rules apply to officers and Directors subject to Section 16(b) of the Exchange Act.

     The foregoing summary of the proposed 1994 LTIP is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Exhibit I hereto. The Fair Market Value of the Company's Common Stock on February 28, 1994, was $22.00 per share.

     THE BOARD HAS RECOMMENDED THE 1994 LTIP FOR APPROVAL BY THE STOCKHOLDERS AND RECOMMENDS A VOTE FOR THE 1994 LTIP. THE ADOPTION OF THE PLAN WILL REQUIRE FOR APPROVAL THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

F. OTHER MATTERS

INDEPENDENT AUDITORS

     KPMG Peat Marwick ("Peat Marwick") served as the Company's independent auditor during 1993, and was again appointed by the Board to serve in that capacity for 1994. Representatives of Peat Marwick will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

OTHER MATTERS BEFORE THE MEETING

     It is not expected that any other matters will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

     It is important that the proxies be returned promptly. All stockholders, whether or not they expect to attend the Annual Meeting in person, are urged to mark, sign, date, and return the accompanying form of proxy in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          BY ORDERS OF THE BOARD OF DIRECTORS,



                                                  /s/ ROBERT W. REED
                                             -------------------------------
                                                      ROBERT W. REED
                                                        Secretary


Dated: March 11, 1994
Houston, Texas

                                                                       EXHIBIT I

                         PANHANDLE EASTERN CORPORATION

                         1994 LONG TERM INCENTIVE PLAN

     Panhandle Eastern Corporation (the "Company") hereby establishes this Plan for key employees of the Company and its Affiliates, as follows:

1. PURPOSE

     The purpose of this Plan is to aid the Company and its Affiliates in recruiting, motivating and retaining highly qualified and competent individuals as key employees. It is believed that this purpose will be furthered through the granting of Awards under this Plan to key employees as an incentive for the diligent application of their personal efforts to the continued success of the Company and its Affiliates.

     This Plan shall be effective January 1, 1994, subject to approval by the Company's stockholders at the 1994 Annual Meeting of Stockholders to be held April 27, 1994, and shall terminate on December 31, 2003, except with respect to any Award then outstanding.

2. DEFINITIONS

     "Administrative Guidelines" means the interpretative guidelines adopted by the Committee, as amended from time to time by the Committee, which guidelines shall be treated as a part of this Plan and shall be valid and binding upon the Participants.

     "Affiliate" means any subsidiary corporation (as defined in Section 424 of the Code) of the Company.

     "Award" means an Award described in Section 4 of this Plan.

     "Award Agreement" means an agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to the Award granted to the Participant.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

     "Committee" means the Compensation/Organization/Nominating Committee of the Board; provided that to the extent required by Rule 16b-3 under the Exchange Act or any successor provision, such committee shall be comprised only of members who shall qualify as "disinterested persons" under such rule.

     "Common Stock" means the common stock, $1.00 per share par value, of the Company and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Company issued in substitution, in exchange for, or in lieu of the Common Stock.

     "Covered Employee" means, for any Plan Year, the Company's Chief Executive Officer (or any individual acting in such capacity) and any employee of the Company or its Affiliates who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Code, is likely to be among the four other highest compensated officers of the Company for such Plan Year.

     "ERISA" means the Employment Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.

     "Exchange Act" means the Securities Exchange Act of 1934 and the regulations thereunder, as amended from time to time.

     "Fair Market Value" means the average of the high and low sales prices of a share of Common Stock, or other security for which Fair Market Value is being determined, as quoted on the New York Stock Exchange, Inc. Composite Transactions Reporting System (or such other reporting system as shall be selected by the Committee from time to time) on the relevant date, or if no sale of Common Stock or such other security is reported for such date, the immediately preceding day for which there is a reported sale. The Committee shall determine the Fair Market Value of any security that is not publicly traded, using such criteria as it shall determine, in its sole discretion, to be appropriate for the purposes of such valuation.

     "Participant" means an individual who has been granted an Award pursuant to this Plan.

     "Plan" means this Panhandle Eastern Corporation 1994 Long Term Incentive Plan, as set forth herein and as it may be amended from time to time.

     "Plan Year" means the calendar year.

3. ELIGIBILITY

     Key employees (including officers and employee directors) of the Company and its Affiliates selected by the Committee from time to time shall be eligible to participate in this Plan. An Award may not be granted to a member of the Board who is not also an employee of the Company or an Affiliate.

4. AWARDS

     An Award is the right to receive compensation under this Plan, payable in cash, Common Stock or other securities of the Company or an Affiliate, or any combination thereof, determined in accordance with the Administrative Guidelines. All Awards made pursuant to this Plan are in consideration of services performed or to be performed for the Company or its Affiliates. No awards under this Plan shall be granted after December 31, 2003. The Committee may establish minimum performance targets with respect to each Award. Performance targets may be based on financial criteria, such as the Fair Market Value of Common Stock or other measures of financial performance of the Company, or may be based on the performance of a division, subsidiary or Affiliate of the Company, or the performance of an individual Participant. Notwithstanding anything in this Plan to the contrary, any Awards of stock options or similar rights, stock appreciation rights, performance units, or performance shares shall contain the restrictions on assignability in Section 7(a) of this Plan to the extent required by Rule 16b-3 under the Exchange Act or any successor provision. The following types of Awards may be granted under this Plan, singly or in combination or in tandem with other Awards, as the Committee may determine:

          (a) Non-Qualified Stock Options. A non-qualified stock option is a right to purchase, during such period of time as the Committee may determine, a specified number of shares of Common Stock or other security, which does not qualify as an incentive stock option under Section 422 of the Code, at a fixed option price equal to no less than 100 percent of the Fair Market Value of the Common Stock or other security on the date the Award is granted. The option price may be payable in the following form(s) as determined in accordance with the Administrative Guidelines:

             (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, wire transfer, or direct account debit;

             (ii) through the delivery (together with a blank stock power or other instrument of assignment) or assignment of the ownership of shares of Common Stock or other securities of the Company with a Fair Market Value equal to all or a portion of the option price for the total number of options being exercised. If the Fair Market Value of the shares of Common Stock or other securities delivered is less than the total option price of the options to be exercised, a sequential exercise of the remaining options to be exercised with the proceeds credited from the initial exercise and subsequent exercises shall be permitted, pursuant to a brokerage or similar arrangement, until all requested exercises have been accomplished; provided that, in the case of the last exercise in any such sequence, the optionee must pay in cash any fractional shares required to effect such sequential exercise; or

             (iii) by a combination of the methods described in clauses (i) and
        (ii) above.

          (b) Incentive Stock Options. An incentive stock option is a right to purchase, during such period of time as the Committee may determine, a specified number of shares of Common Stock or other security, that shall comply with the requirements of Section 422 of the Code or any successor provision, at a fixed option price equal to no less than 100 percent of the Fair Market Value of the Common Stock or other security on the date the Award is granted. Notwithstanding any other provision of this Plan, the aggregate number of shares that may be subject to incentive stock options under this Plan shall not exceed 3,000,000 shares of Common Stock, subject to the limitation imposed by Section 6 of this Plan and subject to the adjustment provisions set forth in Section 11 of this Plan. The aggregate Fair Market Value (determined at the time of grant of the Award) of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during a calendar year shall not exceed $100,000 (or such other limit as may be required by the Code). The Committee may provide that the option price under an incentive stock option may be paid by one or more of the methods described with respect to nonqualified stock options in Sections 4(a)(i), (ii) and
     (iii) above.

          (c) Stock Appreciation Rights. A stock appreciation right is a right to receive, without payment, an amount not in excess of (i) the Fair Market Value on the exercise date of the number of shares of Common Stock for which the stock appreciation right is exercised less (ii) the exercise price of such stock appreciation right, which price shall equal the Fair Market Value of such shares on the date the stock appreciation right was granted (or, in the case of an option with a tandem stock appreciation right, the option price that the optionee would otherwise have been required to pay for such shares). The right to receive such amount shall be conditioned upon the surrender of the stock appreciation right (or of both the option and the stock appreciation right in the case of a tandem stock appreciation right, or a portion of either). Stock appreciation rights shall be payable in Common Stock, cash or a combination thereof as determined by the Committee.

          (d) Restricted Stock. Restricted stock is Common Stock or other security of the Company or an Affiliate that is subject to restrictions on transfer and such other restrictions on the incidents of ownership as the Committee may determine at the time of the Award. Restricted stock Awards may be made without cash payment by, or other out-of-pocket consideration from, the Participant, either on the date of grant or the date the restriction(s) lapse or are removed.

          (e) Performance Units. A performance unit is a promise by the Company to make a payment to, or on behalf of, the Participant, which may be contingent upon the achievement of one or more performance targets specified by the Committee. A performance unit is a right to receive or be credited with an amount that may be determined by reference to Common Stock, other securities of the Company or an Affiliate, or by reference to dollar amounts. Performance units shall be subject to such conditions with respect to vesting, timing, amount and payment as the Committee shall determine at the time of the Award. Performance units shall be payable in cash. Performance unit Awards may be made without cash payment by, or other out-of-pocket consideration from, the Participant, either on the date of grant or the date of payment. By way of example, but not limitation, performance units, called "EPS Units," may be granted in tandem with Awards of stock options and the credited amount with respect to an EPS Unit shall be determined with reference to the difference between (i) the Company's annual earnings per share of Common Stock, as adjusted to exclude items that the Committee determines to be in-appropriate for purposes of the Award, and (ii) an amount specified by the Committee that reflects the level of such earnings at the time of the Award and the principal manner of payment shall be by application toward the option price upon the Participant's exercise of the stock option.

          (f) Performance Shares. A performance share is a promise by the Company to make a payment to the Participant, which may be contingent upon the achievement of one or more performance targets specified by the Committee at the time of the award. A performance share is a right to receive an amount that may be determined by reference to Common Stock, other securities of the Company or an Affiliate, or by reference to dollar amounts. Performance shares shall be subject to such conditions with respect to vesting, timing, and amount of payments as the Committee shall determine at the time of the Award. Performance shares shall be payable in Common Stock, or other securities of the Company or an Affiliate. Performance share Awards may be made without cash payment by, or other out of pocket consideration from, the Participant, either on the date of grant or the date of payment.

          (g) Dividend Equivalents. A dividend equivalent is the right to receive an amount equal to the dividends paid on a specified number of shares of Common Stock. A dividend equivalent shall be payable in cash.

          (h) Other Awards. The Committee may, from time to time, grant such other Awards as the Committee may determine, provided that no such Award shall be inconsistent with the terms of this Plan.

     Amounts received pursuant to cash-only Awards granted under Sections 4(c) and 4(e) through 4(h) of this Plan, or any combination thereof, if intending to comply with Rule 16a-1(c)(3)(i) under the Exchange Act or any successor provision, for each Plan Year to any Participant who is subject to Section 16 of the Exchange Act shall be limited to a maximum value of 500% of the Participant's annual salary at the rate in effect on the first day of such Plan Year. For purposes of the preceding sentence, if a Participant who is not a Covered Employee, but is subject to Section 16 of the Exchange Act, does not receive a salary, the Participant shall be deemed to have an annual salary of $250,000.

5. AWARDS TO COVERED EMPLOYEES

     The Committee may determine that any Award granted hereunder for any Plan Year to a Participant who is a Covered Employee shall be made and administered by a subcommittee consisting solely of two or more "outside directors" (as defined in Treasury regulations promulgated under Section 162(m) of the Code) appointed by the Committee (the "Subcommittee"). Any such Award may be determined solely on the basis of (a) the achievement by the Company of a specified target earnings per share, return on equity or net income, all as adjusted to exclude items that the Subcommittee determines to be inappropriate for purposes of the Award, (b) the Company's stock price, (c) the achievement by a business unit of the Company of a specified target net income as adjusted to exclude items that the Subcommittee determines to be inappropriate for purposes of the Award, or market share, or (d) any combination of the goals set forth in
(a) through (c) above. If an Award is made on such basis, the Subcommittee shall establish such goals prior to the beginning of the Plan Year (or such later date as may be prescribed by the Internal Revenue Service for purposes of Section 162(m) of the Code). Amounts received for each Plan Year pursuant to Awards granted under Sections 4(d) through 4(h) of this Plan, or any combination thereof, to each Covered Employee shall be limited to a maximum value of 500% of the Covered Employee's annual salary at the rate in effect on the first day of such Plan Year. In no event may the cumulative amounts paid pursuant to Awards granted in any Plan Year under Sections 4(d) through 4(h) of this Plan, or any combination thereof, to any Covered Employee exceed 500% of the Covered Employee's annual salary at the rate in effect on the first day of such Plan Year. For purposes of the two preceding sentences, if a Covered Employee does not receive a salary, the Covered Employee shall be deemed to have an annual salary of $500,000. Any payment of an Award granted under this Section 5, other than Awards referred to in Sections 4(a), 4(b) or 4(c) of this Plan or any combination thereof, shall be conditioned on the written certification of the Subcommittee that the goals used as the basis for any such Award, and any other material terms, were in fact satisfied.

6. SHARES SUBJECT TO THIS PLAN

     Subject to adjustment as provided in Section 11 of this Plan, the total number of shares of Common Stock available for the grant of Awards under this Plan for the 1994 calendar year shall be 3,000,000 shares of Common Stock and for each succeeding calendar year prior to 2004 shall be the lesser of (a) 3,000,000 shares of Common Stock, or (b) the sum of (i) the number of shares available for the grant of Awards under this Plan for the prior year or years but not covered by Awards granted for such prior year or years, plus (ii) fifty-five one hundredths of one percent (0.55%) of the total outstanding shares of Common Stock (not including treasury shares) as of the first day of such succeeding calendar year; provided that no more than one million (1,000,000) shares of Common Stock shall be cumulatively available for the grant of Awards under Sections 4(a), 4(b) or 4(c) of this Plan or any combination thereof pursuant to this Plan to any Participant, and, further provided, that no Award shall be granted if the number of shares of Common Stock subject to the Award, which, when added to the cumulative shares of Common Stock previously granted under this Plan, would exceed five and five tenths of one percent (5.5%) of the average of the number of outstanding shares of Common Stock (not including treasury shares) as of the first day of each calendar year during which this Plan then has been in effect. In addition, any shares of Common Stock issued by the Company through the assumption or substitution of outstanding grants of an acquired entity shall not reduce the shares of Common Stock available for the grant of Awards under this Plan. Other than for purposes of the per Participant limitation referred to above, if any shares of Common Stock subject to any Award under this Plan are forfeited or such Award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares of Common Stock subject to such Award, to the extent of any such forfeiture or termination, shall again be available for the grant of Awards under this Plan.

7. AWARD AGREEMENTS

     Each Award under this Plan shall be evidenced by an Award Agreement setting forth the terms and conditions, as determined by the Administrative Guidelines or pursuant to Section 5 hereof, applicable to the Award. Award Agreements may include:

          (a) Non-Assignability. A provision to the effect that no Award shall be assignable or transferable except by will or by the laws of descent and distribution or, to the extent permitted by the Committee, except pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA, and that during the lifetime of a Participant, the Award shall be exercised only by such Participant or by his guardian or legal representative.

          (b) Termination of Employment. Provisions governing the disposition of an Award in the event of the retirement, disability, death, or other termination of a Participant's employment by or relationship to the Company or an Affiliate.

          (c) Rights as a Stockholder. A provision concerning what rights, if any, a Participant shall have as a stockholder with respect to any shares of Common Stock covered by an Award until the date the Participant or his nominee becomes the holder of record. Except as provided in Section 11 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to such date, unless the Award Agreement specifically requires such adjustment.

          (d) Withholding. A provision requiring the withholding of all taxes as required by law. In the case of payments of Awards in shares of Common Stock or other securities, withholding shall be as required by law and the Administrative Guidelines. The Committee may permit Participants to elect to satisfy withholding requirements by having the Company withhold shares of Common Stock or other securities having a Fair Market Value equal to the amount required to be withheld. In the case of a Participant subject to
     Section 16 of the Exchange Act, the Committee may require that the election be made on or before the date that the amount of tax to be withheld is determined (the "Tax Date") and be subject to the following restrictions:

          (i) The election must be irrevocable;

          (ii) if required by the Committee, the election must be subject to the disapproval of the Committee; and

          (iii) the election must (A) if permitted by the Committee, be made six months or more prior to the Tax Date, (B) be made during a "window period" beginning on the third business day after release of the Company's quarterly or annual earnings release and ending on the twelfth business day following such release date, or (C) if made outside of such a window period, take effect during such a window period.

          (e) Holding Period. A provision that the Award, and any shares of Common Stock received upon exercise of the Award, be held at least six months from the date of grant.

          (f) Miscellaneous. Such other terms and conditions, including, without limitation, the criteria for determining vesting of Awards, the amount or value of Awards, termination of Awards for cause, the exercise of Awards pursuant to a brokerage or similar arrangement, or adjustments for nonrecurring or extraordinary items, as are necessary and appropriate to effect the purposes of this Plan.

8. CHANGE IN CONTROL

     Award Agreements may include, as set forth in the Administrative Guidelines, that any or all of the following actions may occur as a result of, or in anticipation of, any Change in Control to assure fair and equitable treatment of Participants:

          (a) acceleration of time periods for purposes of vesting in, or realizing gain from, any outstanding Award made pursuant to this Plan;

          (b) purchase of any outstanding Award made pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the effective date of the Change in Control; and

          (c) adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants.

     For purposes of this Section, a "Change in Control" shall mean the occurrence of any of the following events:

          (i) a third person, including a syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as so determined) of Common Stock having thirty percent (30%) or more of the total number of votes that may be cast for the election of members of the Board;

          (ii) all or substantially all of the assets and business of the Company are sold, transferred or assigned to, or otherwise acquired by, any other entity or entities; or

          (iii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the Board before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

     Notwithstanding the foregoing, in no event shall the distribution by the Company to its stockholders of stock in a subsidiary be deemed a Change in Control.

9. AMENDMENT AND TERMINATION

     The Committee may at any time amend, suspend, or discontinue this Plan or alter or amend any or all Award Agreements under this Plan; provided, however, that no amendment, suspension, or termination of this Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant under this Plan; provided, further, however, that the Committee may not take any such action without approval of the Company's stockholders if such approval is required by law, Rule 16b-3 under the Exchange Act or any successor provision, or the rules of any stock exchange on which the Common Stock or any other security of the Company is listed.

10. ADMINISTRATION

     (a) Except as provided in Section 5 of this Plan, this Plan and all Awards granted pursuant thereto shall be administered by the Committee. The Committee shall periodically make determinations with respect to eligible individuals who shall participate in this Plan and receive Awards pursuant thereto. All questions of interpretation and administration with respect to the Plan and Award Agreements shall be determined by the Committee, or the Subcommittee if applicable, in its absolute discretion, and its determination shall be final and conclusive upon all parties in interest.

     (b) The Committee may authorize persons other than its members to carry out its policies and directives, including the authority to grant Awards, subject to the limitations and guidelines set by the Committee, except that any such delegation shall satisfy any applicable requirements of Rule 16b-3 under the Exchange Act or any successor provision. Any person to whom such Authority is granted shall continue to be eligible to receive Awards under this Plan, provided that such Awards are granted directly by the Committee without delegation.

11. ADJUSTMENT PROVISIONS

     If the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities or property of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split up, combination of shares, or otherwise), or if the number of such shares of Common Stock shall be increased by a stock dividend or stock split, there shall be substituted for or added to each share of Common Stock theretofore available for purposes of this Plan, whether or not such shares are at the time subject to outstanding Awards, the number and kind of shares of stock or other securities or property into which each outstanding share of Common Stock shall be so changed or for which it shall be so exchanged, or to which each such share shall be entitled, as the case may be. Outstanding Awards may be amended as to price and other terms as the Committee, or the Subcommittee if applicable, may deem necessary or appropriate to reflect the foregoing events. If there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities or property into which such Common Stock shall have been changed, or for which it shall have been exchanged, or any other event affecting the capitalization of the Company (such as an extraordinary dividend), the Committee, or the Subcommittee if applicable, may, in its sole discretion, make such adjustment or adjustments in the number or kind or price or other terms of the shares then available for the purposes of this Plan, or in any Award theretofore granted or which may be granted under this Plan, as the Committee, or the Subcommittee if applicable, may deem necessary or appropriate. Any such adjustment shall be effective and binding for all purposes of this Plan. In making any substitution or adjustment pursuant to this Section 11, fractional shares may be ignored.

     The Committee shall have the power, in the event of any merger or consolidation of the Company with or into any other corporation, or the merger or consolidation of any other corporation with or into the Company, to amend all outstanding Awards to permit the exercise thereof in whole or in part at any time, from time to time, prior to the effective date of any such merger or consolidation (but not more than ten (10) years after the date of grant of any incentive stock option) and to terminate each such Award as of such effective date.

12. UNFUNDED PLAN

     The adoption of this Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor the Participant's beneficiaries or estate shall have any interest in any assets of the Company by virtue of this Plan. Nothing in this Section 12 shall be construed to prevent the Company from implementing or setting aside funds in a grantor trust subject to the claims of the Company's creditors. Legal and equitable title to any funds set aside, other than in any grantor trust subject to the claims of the Company's creditors, shall remain in the Company and any funds so set aside shall remain subject to the general creditors of the Company, present and future. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan, the Administrative Guidelines and the Award Agreement.

13. RIGHT OF DISCHARGE RESERVED

     Nothing in this Plan or in any Award shall confer upon any employee or other individual the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of any such employee or other individual at any time for any reason.

14. RULE 16B-3

     This Plan is intended to comply with the applicable provisions of Rule 16b-3 under the Exchange Act or any successor provision and to the extent any provision of this Plan or any action by the Board or the Committee, or the Subcommittee if applicable, fails to so comply, the provision or action shall be deemed to be amended in order to cause the provision or action to so comply.

15. GOVERNING LAW

     This Plan shall be governed by, construed and enforced in accordance with the laws of the State of Texas applicable to transactions that take place entirely within the State of Texas, and, where applicable, the laws of the United States.

                                     PROXY

PANHANDLE EASTERN CORPORATION                       PLEASE MARK VOTE / / OR /X/

P O Box 1642   Houston, Texas   77251-1642


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 1994

         As evidenced by the signature(s) on the reverse side hereof, the undersigned hereby appoints James B. Hipple, Carl B. King, and Robert W. Reed, and any one of them, as Proxies, each with full power of substitution, to represent and vote all shares of the Common Stock of Panhandle Eastern Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the J.W. Marriott Hotel, 5150 Westheimer, Houston, Texas, on April 27, 1994, at 10:00 A.M., and at any adjournments thereof, with all power the undersigned would possess if personally present. This card also provides voting instructions for shares, if any, held in the Company's Dividend Reinvestment and Stock Purchase Plan and, if applicable, shares held in the various employee benefit plans.

      ITEM 1--ELECTION OF DULY NOMINATED DIRECTORS (THREE YEAR TERMS)

Nominees.   Paul M. Anderson,          FOR ALL NOMINEES        WITHHELD
            William T. Esrey,          (EXCEPT AS MARKED      (AS TO ALL
            Ann Maynard Gray, and       TO THE CONTRARY        NOMINEES)
            George L. Mazanec.            AS PROVIDED)
                                              / /                 / /


Nominees.     (To withhold authority to vote for any individual nomi-
              nee write that nominee's name in the space provided below)

              -------------------------------------------------------


      ITEM 2--APPROVAL OF THE PANHANDLE EASTERN CORPORATION
              1994 LONG TERM INCENTIVE PLAN

                     FOR             AGAINST               ABSTAIN
                     / /               / /                   / /

      ITEM 3--ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE
              MEETING.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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                                THIS PROXY WILL BE VOTED AS DIRECTED,
                      OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ITEMS 1 AND 2.

                                                    Dated            , 1994

                                              -----------------------------
                                                     SIGNATURE(S) OF
                                                     STOCKHOLDER(S)

                                              -----------------------------
                                                     SIGNATURE(S) OF
                                                     STOCKHOLDER(S)

                                                                         When signing as attorney, executor,
                                                                         administrator, trustee, or guardian, or in
                                                                         other representative capacities, please give
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE, MARK ANY ADDRESS         your full title as such. A Proxy for shares
CORRECTION, DATE, AND RETURN THIS PROXY USING THE ENCLOSED               held in joint ownership should be signed by
  ENVELOPE.                                                              EACH owner.

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